Exhibit 99.1

Higher One Holdings, Inc. Announces Board Nomination
New Haven, CT, April 22, 2014—Higher One Holdings, Inc. (NYSE: ONE), a leader in providing financial services and data analytics to over 1,900 college and university campuses across the U.S., announced that it is nominating Lowell Robinson for election to its board of directors at the company’s annual shareholder meeting to be held on June 11, 2014. The company is nominating Mr. Robinson in the place of board member Stewart Gross, who will not be standing for reelection.
“Stewart joined the Board in 2008 as part of Lightyear Capital’s investment and has added significant value and insight,” said Paul Biddelman, a member of Higher One’s Board of Directors and lead independent director.
Mr. Robinson previously served as the Chief Financial Officer and Chief Operating Officer of MIVA, Inc., an online advertising network.  He has also held executive management positions at Advo, Inc., Citigroup Inc. and Kraft Foods, Inc.  In addition, he was Special Counsel to the President (interim CFO) for NYU Polytechnic.
Mr. Robinson is currently on the board of ValueVision Media and has served on several other boards, including The Jones Group, Local.com Corporation, International Wire Group Inc., Independent Wireless One, Diversified Investment Advisors and Edison Schools Inc.
“We believe Mr. Robinson’s pertinent experience as an executive and a director on several other boards, as well as his finance, strategic, operational and governance experience, makes him the right candidate to serve on Higher One’s Board of Directors,” said Mr. Biddelman.
In addition, Mr. Robinson is a member of the Smithsonian Libraries Advisory Board, the board of the Metropolitan Opera Guild and was previously on the board of advisors for the University of Wisconsin Business School. He earned a Bachelor of Arts in Economics from the University of Wisconsin and a Master of Business Administration from Harvard Business School.
About Higher One Holdings, Inc.
Higher One (NYSE: ONE) partners with colleges and universities to lower their administrative costs and to improve graduation rates. We provide a broad array of payment, refund disbursement and data analytics and management tools to institutions that help them save money and enhance institutional effectiveness. And for students, we offer financial literacy programs and convenient, flexible and affordable transaction options to help them manage their finances. Higher One is a leader in higher education, supporting more than 1,900 schools and 13 million enrolled students. More information about Higher One can be found at www.Higherone.com .

Contact:
Higher One Holdings, Inc.
Kevin LeBlanc, 203-776-7776 x 4296
Investor Relations Director
 kevin.leblanc@higherone.com